UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 18, 2023
Lightning eMotors, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39283	84-4605714
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)
815 14th Street SW, Suite A100
Loveland, Colorado 80537
(Address of principal executive offices, including zip code)
1-800-223-0740
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	ZEV	New York Stock Exchange
Redeemable Warrants, each full warrant exercisable for one share of Common Stock at an exercise price of $230.00 per share	ZEV.WS	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01    Entry into a Material Definitive Agreement

Item 3.01    Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing
On September 18, 2023, Lightning eMotors, Inc. (the “Company”) received written notice (the “Notice”) from the New York Stock Exchange (the “NYSE”) indicating that the staff has determined to suspend trading immediately and commence proceedings to delist the shares of common stock and the redeemable warrants of the Company from the NYSE. The decision was reached by the NYSE staff under Section 802.01B of the NYSE Listed Company Manual because the Company had fallen below the NYSE’s continued listing standard requiring listed companies to maintain an average global market capitalization of at least $15 million over a consecutive 30-trading day period.

The Company has the right to a review of this determination by a Committee of the Board of directors of the NYSE. The NYSE will apply to the Securities and Exchange Commission to delist the common stock upon completion of all applicable procedures, including any appeal by the Company of the NYSE staff’s decision. During the pending appeal, if any, the Company’s common stock will remain listed on the NYSE.

The Company will consider all of its options, including its option to appeal, in responding to this delisting notice. Trading in the Company’s common stock on the NYSE has been suspended as of the date of the Notice. Effective September 19, 2023, the Company’s common stock and warrants trade on the over-the-counter markets under the symbols “ZEVY” and “ZEVYW,” respectively.

The Notice does not have an immediate impact on the Company’s unsecured 7.5% convertible senior notes due in 2024 (“Convertible Senior Notes”). Upon delisting of the common stock from the NYSE, representing a “Fundamental Change,” each holder of Convertible Senior Notes will have the right to require the Company to repurchase its Convertible Senior Notes pursuant to the terms and procedures set forth in the indenture for a cash repurchase price equal to 100% of the principal amount of the Convertible Senior Notes to be so repurchased, plus accrued and unpaid interest thereon, if any, plus any remaining amounts that would be owed to, but excluding the Maturity Date (as defined in the indenture), including all regularly scheduled interest payments.

On September 19, 2023, the Company and YA II PN, Ltd. (“Yorkville”), entered into a waiver agreement (the “Waiver Agreement”). Under the terms of the Waiver Agreement, Yorkville agreed to waive the default under the Pre-Paid Advance Agreement dated May 16, 2023 (the “PPA”), created by the suspension of trading of the common stock on the NYSE. As consideration for the Waiver Agreement, the Company agreed to make an Optional Prepayment (as defined in the PPA) of $200,000 of the currently outstanding advance of $400,000, plus the associated Payment Premium (as defined in the PPA) of $14,000. The Waiver Agreement did not otherwise modify or amend the PPA.
Item 9.01    Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description
104	Cover Page Interactive Data File (formatted as Inline XBRL)
SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lightning eMotors, Inc.
Dated: September 19, 2023
	By:	/s/ Timothy Reeser
	Name:	Timothy Reeser
	Title:	Chief Executive Officer and President